    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             LXR BIOTECHNOLOGY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                            68-0282856
           (STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                             1401 MARINA WAY SOUTH
                           RICHMOND, CALIFORNIA 94804
                                 (510) 412-9100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             L. DAVID TOMEI, PH.D.
                            CHIEF EXECUTIVE OFFICER
                             LXR BIOTECHNOLOGY INC.
                             1401 MARINA WAY SOUTH
                           RICHMOND, CALIFORNIA 94804
                                 (510) 412-9100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             BARRY J. KRAMER, ESQ.
                                JODY HUCKO, ESQ.
                            ROBERT A. FREEDMAN, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
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----------------------------------------------------------------------------------------------------------------
                                                                               PROPOSED MAXIMUM
                                                              PROPOSED MAXIMUM    AGGREGATE
TITLE OF EACH CLASS OF                         AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED                   REGISTERED(1)     PER SHARE(1)       PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock $0.0001 par value per share....    6,504,630          $2.60         $16,912,038         $5,125
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices of the Common Stock on the American Stock Exchange on January 15, 1997.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                6,504,630 SHARES

                             LXR BIOTECHNOLOGY INC.
                                  COMMON STOCK
                            ------------------------

     This prospectus ("Prospectus") covers certain shares (the "Shares") of Common Stock, $0.0001 par value per share (the "Common Stock"), of LXR Biotechnology Inc. ("LXR," the "Company" or the "Registrant") held or acquirable by certain persons ("Selling Stockholders") named in this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares. The Shares covered hereby include 5,810,735 shares of Common Stock held by Selling Stockholders and up to an additional 693,895 shares of Common Stock issuable upon exercise of warrants and other rights to purchase Common Stock (the "Warrants") held by Selling Stockholders. See "Selling Stockholders" for information with respect to Shares held by or acquirable by the Selling Stockholders. This Prospectus does not cover the issuance or transfer of the Warrants themselves. Rather, it covers dispositions of the shares of Common Stock issuable upon exercise of the Warrants.

     All of the shares of Common Stock offered hereby are being sold by the Selling Stockholders named herein under "Selling Stockholders." Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares by the Selling Stockholders. The Common Stock of LXR is quoted on the American Stock Exchange under the symbol "LXR." The Shares offered hereby will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On January 15, 1997, the closing price of the Common Stock on the American Stock Exchange was $2.625 per share.

     An aggregate of 6,194,593 shares of Common Stock offered hereby have been or will be (in the case of Warrants) issued by the Company to certain Selling Stockholders or their transferors pursuant to Subscription Agreements dated as of December 11, 12, and 31, 1996, a Sales Agency Agreement dated December 11, 1996 and certain Investment Representation Letters dated December 11, 12, and 31, 1996. An additional 310,037 shares of Common Stock offered hereby have been or will be issued by the Company at various times to certain other Selling Stockholders. The shares of Common Stock offered hereby represent approximately 29 percent of the Company's currently outstanding Common Stock (assuming the Warrants are exercised).

     This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of the Common Stock covered hereby.
                            ------------------------
      SEE "RISK FACTORS" COMMENCING ON PAGE 4, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

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------------------------------------------------------------------------------------------------

                                             UNDERWRITING                        PROCEEDS TO
                             PRICE TO         DISCOUNTS        PROCEEDS TO         SELLING
                              PUBLIC       AND COMMISSIONS      COMPANY(1)     STOCKHOLDERS(1)
------------------------------------------------------------------------------------------------
Per Share...............   see text above        none              none         see text above
------------------------------------------------------------------------------------------------
Total...................   see text above        none              none         see text above
------------------------------------------------------------------------------------------------
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

---------------

(1) The shares of Common Stock offered hereby will be sold from time to time at the then prevailing market prices or at negotiated prices. The Company will pay the expenses of registration estimated at $130,000.

                The date of this Prospectus is           , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Company's Common Stock is quoted for trading on the American Stock Exchange and reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) The Company's annual report on Form 10-KSB filed with the Commission for the fiscal year ended December 31, 1995, as amended by the Company's Form 10-KSB/A-1 filed with the Commission on April 24, 1996.

          (b) The Company's current report on Form 8-K dated January 23, 1996, filed with the Commission.

          (c) The Company's quarterly report on Form 10-QSB filed with the Commission for the fiscal quarter ended March 31, 1996.

          (d) The Company's quarterly report on Form 10-QSB filed with he Commission for the fiscal quarter ended June 30, 1996.

          (e) The Company's quarterly report on Form 10-QSB filed with the Commission for the fiscal quarter ended September 30, 1996.

          (f) The Company's current report on Form 8-K dated December 16, 1996, filed with the Commission.

          (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement of which this Prospectus forms a part and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Leah Wong, Investor Relations, LXR Biotechnology Inc., 1401 Marina Way South, Richmond, California 94804; telephone number (510) 412-9100; fax number (510) 412-9109.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     The principal executive offices of the Company are located at 1401 Marina Way South, Richmond, California 94804, its telephone number is (510) 412-9100 and its fax number is (510) 412-9109. In this Prospectus, the term "LXR" or "Company" refers to LXR Biotechnology Inc., a Delaware corporation, and subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

     Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

     In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below.

EARLY STAGE OF DEVELOPMENT; REGULATORY AND TECHNOLOGICAL UNCERTAINTIES

     LXR is at an early stage of development. All of the Company's potential pharmaceutical products are currently in research and development, and no revenues from the sale of pharmaceutical products have been generated to date. Substantially all of the Company's resources have been and for the foreseeable future will continue to be dedicated to the Company's research programs and the development of potential pharmaceutical products emanating therefrom. There can be no assurance that the Company will be able to develop a commercial product from these projects. The Company began Phase I clinical trials of its Lexirin drug candidate in August 1996. All of the Company's other drug candidates are in preclinical development. While the Company believes that the results attained to date in such preclinical studies support further research and development of these potential pharmaceutical products, results attained in preclinical studies are not necessarily indicative of results that will be obtained in human clinical testing. Potential investors should note that the Company has not previously met its forecasted schedule for introducing products into clinical trials.

     The potential pharmaceutical products currently under development by the Company will require significant additional research and development and preclinical testing and will require extensive clinical testing prior to submission of any regulatory application for commercial use. The Company's potential pharmaceutical products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that the Company's novel approach to diagnosis and therapy will not be successful; that any or all of the Company's potential pharmaceutical products will be found to be unsafe, ineffective or toxic, or otherwise fail to receive necessary regulatory clearances; that the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable pharmaceutical products.

     The Company's pharmaceutical product development efforts are based on the novel scientific approach of therapeutic apoptosis modulation, which has not been widely studied. There is, therefore, substantial risk that this approach will not prove to be successful. Moreover, the Company is applying this novel approach to discover new treatments for a variety of diseases that are also the subject of research and development efforts by other companies. Biotechnology is a relatively new field in which there is a potential for extensive technological innovation in relatively short periods of time. The Company's competitors may succeed in developing technologies or products that are more effective than those of the Company. Rapid technological change or developments by others may result in the Company's technology or proposed products becoming obsolete or noncompetitive.

SHARES ELIGIBLE FOR FUTURE SALE

     As of January 1, 1997, the Company had approximately 21,780,175 shares of Common Stock outstanding and options, warrants and other rights outstanding to purchase up to approximately 2,533,961 shares of the Company's Common Stock. Of the outstanding shares, 5,201,350 were issued in the Company's December 1996 private placement at a price of $2.00 per share and an additional 534,385 shares were issued for services rendered in connection with the private placement. These 5,735,735 shares, together with 458,858 shares underlying warrants issued in connection with the private placement and 310,037 additional shares outstanding or to be issued, are being registered pursuant to this Registration Statement. Upon effectiveness of this Registration Statement, the holders of such shares will be able to publicly sell such shares at any time in their sole discretion, subject to certain limited exceptions. As the aforementioned 6,504,630 shares to be newly registered are equal to approximately 29 percent of the Company's currently outstanding Common Stock (assuming all shares underlying warrants and other rights offered hereby are outstanding), and the Company's stock has historically had a low trading volume, the sale of these shares on the open market could have a material adverse effect on the market price of the Company's Common Stock. In addition, pursuant to a registration statement which became effective on May 8, 1996 (the "Prior Registration Statement"), 10,756,992 of the Company's outstanding shares and 1,079,847 shares issuable upon the exercise of then outstanding warrants were registered for public resale. The holders of such shares may sell such shares at any time in their sole discretion, subject to certain exceptions, most notably that approximately 2,160,992 of such shares are subject to the standoff described below. The Company believes that, as of January 1, 1997, a total of approximately 4,052,155 of such shares have been sold under the Prior Registration Statement. Certain holders of the company's securities have entered into a market standoff agreement (the "Standoff") currently applicable to approximately 3,568,065 shares of Common Stock and/or options therefore, whereby they have agreed not to sell any such securities until February 1, 1998 without the prior written consent of Sunrise Securities Corp. This restriction may be released at any time in the sole discretion of Sunrise Securities Corp. Since the Company's stock has historically had a low trading volume, the sale of additional shares on the open market under the Prior Registration Statement, upon release of the Standoff, or otherwise, could have a material adverse effect on the market price of the Company's Common Stock. Additionally, future sales of the Company's Common Stock by the Company's pre-financing stockholders under Rule 144 of the Securities Act of 1933, as amended, or otherwise, could also have a material adverse effect on the market price of the Company's Common Stock.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company will require substantial additional funds to continue the research and development programs and preclinical and clinical testing of its potential pharmaceutical products and conduct marketing of any pharmaceutical products that may be developed. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, the cost of obtaining technological rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, the purchase of additional capital equipment and legal expenses incurred in connection with defending certain lawsuits that have been brought against the Company (described below). Based upon its current plans, the Company believes it has sufficient funds to meet the Company's operating expenses and capital requirements through the end of 1997. However, there can be no assurance that changes in the Company's research and development plan or other events affecting the Company's operating expenses will not result in the expenditure of funds before the estimated time.

     The Company will need to raise substantial additional capital to fund its operations, including the development of its lead compounds. The Company intends to seek such additional funding through public or private financings or collaborative or other arrangements with corporate partners. There can be no assurance, however, that additional financing will be available from any of these sources, or if available, will be available on acceptable terms. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs, including but not limited to the development of its lead compounds, or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish. Failure to obtain such needed funds could have a material adverse effect on the Company's operations.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has incurred significant operating losses since its inception in 1992. At September 30, 1996, the Company had an accumulated deficit of approximately $21.4 million. The Company will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in significant operating losses for at least the next several years. Revenues, if any, that the Company may receive in the next few years will be limited to payments from Perkin-Elmer under the License Agreement dated as of August 29, 1996 between the Company, on behalf of itself and Optical Analytic, Inc., a wholly-owned subsidiary of the Company, and Perkin-Elmer Corporation (the "Perkin-Elmer Agreement"), payments under the Company's collaboration agreement with Boehringer Mannheim GmbH ("Boehringer") (see "Material Changes"), payments under research or product development relationships that the Company may hereafter establish, payments under license agreements that the Company may hereafter establish, sales of products that the Company may acquire in the future and interest payments. There can be no assurance, however, that the Company will (i) receive any additional funds under the Perkin-Elmer Agreement, as Perkin-Elmer may terminate such agreement at any time in its discretion, (ii) be successful in its collaboration with Boehringer or that such relationship will be expanded beyond its current limited scope, (iii) be able to establish any additional relationships, (iv) enter into any such license agreements, or
(v) acquire any products in the future. The Company's ability to achieve profitability depends upon its ability to successfully complete either alone or with others, development of its potential products, conduct clinical trials, obtain required regulatory approvals, and manufacture and market its products or to enter into license agreements on acceptable terms. In the event that the Company does enter into any future license agreements, such license agreements may adversely affect the Company's profit margins on its potential products. The Company may never achieve significant revenue or profitable operations.

DEPENDENCE ON QUALIFIED PERSONNEL AND CONSULTANTS

     The Company is highly dependent on the principal members of its management and scientific staff, including L. David Tomei, Ph.D., its current Chief Executive Officer and former President; Mark J. Tomei, its Chief Financial Officer and Secretary and former Chief Operating Officer; and Samuil R. Umansky, Ph.D., Vice President, Molecular Pharmacology. Dr. L. David Tomei and Mark J. Tomei are brothers. Mr. Mark Tomei serves the Company as a consultant on an exclusive basis. He is also employed by a major brokerage firm as a Senior Vice President. The Company's loss of services of any of these persons or other members of its staff could have a material adverse effect on the Company's operations.

     Additionally, the Company has only recently hired a new President and Chief Operating Officer, Donald H. Picker, Ph.D. Dr. Picker has had no previous relationship with the Company or its principals, and there can be no assurance that this relationship will be successful.

     The Company has entered into employment agreements with Drs. Tomei and Picker, and a consulting agreement with Mark Tomei, however, any of them may terminate his relationship with the Company at any time. The laws of the State of California generally prohibit post-employment noncompetition covenants and, therefore, none of the Company's employees is subject to any restriction on competition in the future. Accordingly, there can be no assurance that any of the Company's employees will remain with the Company or that, in the future, these employees will not organize competitive businesses or accept employment with companies competitive with the Company. In addition, the Company is dependent on collaborators at research institutions and its advisors and consultants. Recruiting and retaining qualified personnel, collaborators, advisors and consultants will be critical to the Company's success. There is intense competition for such qualified personnel in the area of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain such personnel necessary for the development of the Company's business. The Company's planned activities will require additional expertise in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Such activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. The inability to acquire such services or to develop such expertise could have a material adverse effect on the Company's operations.

DEPENDENCE ON OTHERS; COLLABORATIONS

     The Company's strategy for the research, development and commercialization of its potential pharmaceutical products may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to those already established, and may therefore be dependent upon the subsequent success of outside parties in performing their responsibilities. For example, the Company has provided Perkin-Elmer with significant exclusive rights to its SLDI product, and is dependent on Perkin-Elmer to satisfactorily commercialize such product so that the Company will receive remuneration for its efforts in this area. There can be no assurance that Perkin-Elmer's efforts to commercialize this product will be successful, or that the Company will receive any such remuneration. There can also be no assurance that the Company will be able to establish additional collaborative arrangements or license agreements that the Company deems necessary or acceptable to develop and commercialize its potential products, or that any of its collaborative arrangements or license agreements will be successful. For example, the Company has recently entered into a collaboration with Boehringer to jointly evaluate the development of Maspin. See "Material Changes." There can be no assurance that such collaboration will be successful or that the Company will enter into any further agreements with Boehringer. Certain of the collaborative arrangements that the Company may enter into in the future may place responsibility for preclinical testing and human clinical trials and for preparing and submitting applications for regulatory approval for potential products on the collaborative partner. Should a collaborative partner fail to develop or commercialize successfully any potential product to which it has rights, the Company's business may be adversely affected. In addition, there can be no assurance that collaborators will not be pursuing alternative technologies or developing products either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases or disorders targeted by such partners' collaborative programs with the Company.

LICENSES

     The Company has licenses to technologies developed by various research institutes and universities. Pursuant to the terms of those agreements, the Company is obligated to make royalty payments on the sales, if any, of licensed products and, in some instances, the Company is responsible for the costs of filing and prosecuting patent applications. All of the Company's license agreements require that the Company exercise diligence in bringing potential products to market. Two of the Company's license agreements require that the Company make payments that, in some instances, may be substantial, upon completion of the following milestones occurring in the clinical trials and regulatory approval of certain licensed products:

     Under a license with Dana-Farber Cancer Institute, the Company is required to pay milestone payments upon completion of a successful mid-point review of Phase III clinical trials, and upon product approval in the first of the United States, Japan, Australia, Sweden, the United Kingdom, France or Germany.

     Pursuant to the terms of an exclusive (subject to certain exceptions) worldwide license to certain technology from the UAB Research Foundation, the Company is obligated for the payment of milestone payments upon the filing of an Investigational New Drug application with the Food and Drug Administration, upon successful completion of Phase II human clinical trials, upon the successful completion of a mid-point review of Phase III human clinical trials and upon successful approval of a licensed product in the United States.

     The license agreements generally expire upon the expiration of the applicable patents, if any, or, in certain cases, on the earlier of 25 years after the date of the agreement or the expiration of the applicable patents, if any. Each agreement is terminable by either party, upon notice, if the other party defaults in its obligations subject, in certain cases, to an applicable cure period.

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

     The Company's success depends on its ability to obtain patents and/or appropriate licenses from third parties, to protect trade secrets, to operate without infringing upon the proprietary rights of others and to prevent others from infringing on the proprietary rights of the Company. As of December 31, 1996, the Company owned 62 United States and foreign patent applications and ten additional allowed United States patent applications. The Company also had exclusive rights to the technology covered in whole or in part by the claims in eight issued United States patents and 11 pending United States and foreign applications. The Company is in the process of re-evaluating its intellectual property portfolio in light of its strategic direction. There can be no assurance as to the breadth of protection that any such patents may afford the Company. There can be no assurance that the Company will choose to prosecute to allowance all of the pending patent applications or maintain all of the patents now owned or licensed by the Company. Some of the Company's patent applications do not cover compositions of matter, but rather relate only to the method of use of specific compounds for certain disease indications, or to screening methods for identifying compositions of matter. The scope of potential patent protection for such methods is not as broad as it is for compositions of matter.

     The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office ("USPTO"), and no consistent policy has emerged from the USPTO and the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. Additionally, the USPTO may request data demonstrating efficacy of potential therapeutic agents. The need to provide such data, if required, could delay or adversely affect the Company's ability to obtain patent protection for any of its potential products.

     There can be no assurance that any patent applications relating to the Company's potential products or processes will result in patents being issued, or that resulting patents, if any, will provide protection against competitors who successfully challenge the Company's patents, obtain patents that may have an adverse effect on the Company's ability to conduct business, or are able to circumvent the Company's patent position. A substantial number of patents have been applied for by and issued to other pharmaceutical, biotechnology and biopharmaceutical companies. Although the Company has conducted database searches to discover the existence of previous patents and to determine the state of the art of its inventions, such searches are not conclusive. Based on its analyses of the results of such searches, the Company has no knowledge of any issued patents claiming the same subject matter as claimed in its pending patent applications. However, it is possible such patents have issued and/or that other parties have conducted research or made discoveries of compounds or processes that preceded the Company's discoveries which could prevent the Company from obtaining patent protection, or could narrow the scope of such protection. The Company is aware of two cases where other parties have published papers on subjects with respect to which the Company has claims in pending patent applications. In April 1995, the Company and two other scientific groups simultaneously published (in separate articles) the sequence of the BAK gene. In July 1995, a third party published a paper regarding Fas(deltaTM) . Although the Company believes that the priority dates of its patent applications relating to BAK and Fas(deltaTM) are prior to the dates on which these other parties made their discoveries, there can be no assurance of this. Thus, the impact of the work done by these parties and possibly other parties cannot be assessed. There can be no assurance that others will not independently develop pharmaceutical products similar to or obsoleting those under development by the Company, or duplicate any of the Company's products.

     In view of the time delay in patent approval and secrecy afforded patent applications, the Company does not know and is not able to determine if there are patent applications belonging to others which have priority over applications belonging to the Company. Moreover, portions or all of the Company's patent applications could be rejected and there could be a material adverse effect on the Company's business and future prospects if patents or prior art exist that were not uncovered through database searches or if there are patent applications that have priority over any of the Company's patent applications.

     Other companies or institutions may have filed applications for, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes similar in function or effect to those of the Company or products that treat conditions that may be treated by the Company's potential products. At this time, the Company cannot predict whether or not these patents, patent applications and/or proprietary rights will lead to the development of products competitive with the Company's potential products. If such competitive products are developed and successfully commercialized, they could adversely affect the Company's ability to commercialize its potential products. If the USPTO should determine that any issued or pending patents claim the same subject matter as any of the Company's pending patent applications and that the subject matter of such issued or pending patents was invented first, the Company could be prevented from obtaining patent protection or the scope of such protection could be narrowed.

     The Company has filed patent applications that cover the Fas(deltaTM) protein and the gene that encodes the protein. These applications have been allowed by the USPTO. Researchers at the University of Alabama have also identified the Fas(deltaTM)protein. LXR has obtained an exclusive license from the UAB Research Foundation, an affiliate of the University of Alabama at Birmingham ("UAB"), to UAB's rights to the protein and related developments. As mentioned above, in July 1995, a third party published a paper regarding Fas(deltaTM), and other parties may also have independently identified the Fas(deltaTM) protein. The Company does not know whether any such other parties have sought patent protection that could affect the Company's proprietary position. By filing a patent application and obtaining an exclusive license to the rights of UAB to Fas(deltaTM), the Company has sought to establish a proprietary position with respect to Fas(deltaTM). However, in the event that another party should obtain a patent covering Fas(deltaTM), the Company's patent application may be denied and/or the scope of any patent that the Company may receive in connection with Fas(deltaTM) may be limited by such other patent protection. The Company will continue to assess its position in this field and its patent position as information on work by others becomes available. The Company's continued pursuit of this project depends upon obtaining and maintaining a proprietary position and obtaining convincing evidence of the therapeutic efficacy of Fas(deltaTM).

     The Company's competitive position is also dependent upon unpatented trade secrets. The Company is developing a substantial database of information concerning its research and development. The Company has taken security measures to protect its data and is in the process of exploring ways to enhance further the security for its data. However, trade secrets are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. In an effort to protect its trade secrets, the Company has a policy of requiring its employees, consultants, advisors and, when appropriate, Scientific Advisory Board members to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship must be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of confidential information. Invention assignment agreements executed by Scientific Advisory Board members, consultants and advisors may conflict with, or be subject to, the rights of third parties with whom such individuals have employment or consulting relationships.

     The Company may be required to obtain licenses to patents or proprietary rights of others. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others, and could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, the Company. In addition, there can be no assurance that these efforts by the Company will be successful.

NO MARKETING, SALES, CLINICAL TESTING OR REGULATORY COMPLIANCE ACTIVITIES

     In view of the early stage of the Company and its research and development programs, the Company has restricted hiring to scientists and a small administrative staff and has made only a small investment in marketing, product sales, clinical testing or regulatory compliance resources. If the Company successfully develops any commercially marketable pharmaceutical products, it may seek to enter joint venture, sublicense or other marketing arrangements with parties that have an established marketing capability or it may choose to pursue the commercialization of such products on its own. There can be no assurance, however, that the Company will be able to enter into such marketing arrangements on acceptable terms, if at all. Further, the Company will need to hire additional personnel skilled in the clinical testing and regulatory compliance process and in marketing or product sales if it develops pharmaceutical products with commercial potential that it determines to commercialize itself. There can be no assurance, however, that it will be able to acquire such resources or personnel.

GOVERNMENT REGULATION AND PRODUCT APPROVAL

     The United States Food and Drug Administration ("FDA") and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the testing, manufacturing, labeling, distribution, and marketing of therapeutics and diagnostics through lengthy and detailed laboratory and clinical human testing procedures, premarket approval or clearance requirements, manufacturing standards, sampling activities and other costly and time consuming procedures and requirements. Satisfaction of these requirements typically takes several years or more (five to ten or more for a drug or biological product) and varies substantially based upon the type, complexity and technological novelty of the drug or diagnostic product.

     The Company began Phase I clinical trials of its Lexirin drug candidate in August 1996 at the East Bay AIDS Clinic of Alta Bates Medical Center in Berkeley, California. There can be no assurance as to the results of such trial, or whether or when the FDA will permit the Company to conduct additional trials of Lexirin. There also can be no assurance as to whether or when the Company will make filings with the FDA for the commencement of clinical trials of any other potential product, or whether or when the Company will submit to the FDA an application to market Lexirin or any other potential product.

     In August 1996, the Company submitted to the FDA a 510(k) for use of Cardiosol as a heart preservation solution. In November 1996, the Company received a notice from the FDA that the 510(k) application was denied due to the fact that the Company's formulation was considered materially different from the formulation used in the original clinical trials of the solution conducted prior to the Company's acquisition of Cardiosol. The Company intends to submit a revised application for an IDE to initiate clinical studies with the revised formulation by the end of the first quarter of 1997. The Company is also currently preparing an IND to conduct clinical studies of Cardiosol for use as a cardioplegia solution. There can be no assurance as to whether or when the FDA will approve the Company's application for Cardiosol.

     The Company has relied on scientific, technical, clinical, commercial and other data supplied or disclosed by others, including its academic collaborators, in obtaining the FDA's approval to begin Phase I clinical trials of Lexirin and the Company may rely on such data in support of investigational new drug applications ("INDs") to enter human clinical trials for its other potential products, including the IND to conduct clinical studies of Cardiosol for use as a cardioplegia solution that the Company currently is preparing. Although the Company has no reason to believe that this information contains errors or omissions of fact, there can be no assurance that there are no errors or omissions of fact that would change materially the Company's view of the future likelihood of FDA approval of INDs or of the commercial viability of these potential products. There can be no assurance that clinical data from studies performed by others will be available to the Company or acceptable to the FDA or other regulatory agencies in support of the Company's applications for marketing approval, and the FDA may, among other things, require the Company to collect additional data and conduct controlled clinical studies prior to acceptance of any such applications.

     The effect of compliance with government regulation may be to delay for a considerable period of time or prevent the marketing of any product that the Company may develop and/or to impose costly requests for additional animal, human or other data upon the Company, the result of which may be a delay in the marketing of its products, thus furnishing an advantage to its competitors. There can be no assurance that FDA or other regulatory approval to market or clinically test any products developed by the Company will be granted on a timely basis or at all. Any such delay in obtaining or failure to obtain such approvals would adversely affect the marketing of the Company's potential products and the ability to earn product revenues or royalties. As with all investigational products, additional government regulations may be promulgated requiring additional research and data to be submitted that could delay marketing approval of the Company's potential products. The Company cannot predict whether any adverse government regulation might arise from future legislation or administrative action.

MANUFACTURING LIMITATIONS

     Although the Company has received approval from local authorities to undertake manufacturing, it currently does not have the capability to manufacture products under the current Good Manufacturing Practices ("GMP") requirements prescribed by the FDA. The Company intends either to independently manufacture, package, label and distribute its potential pharmaceutical or other products or to establish arrangements with contract manufacturers to supply sufficient quantities of such products to conduct clinical trials as well as for the manufacture, packaging, labeling and distribution of finished pharmaceutical products if its potential products are approved for commercialization. If the Company is unable to manufacture or contract for a sufficient supply of its potential pharmaceutical products on acceptable terms, the Company's preclinical and human clinical testing schedule may be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which may have a material adverse effect on the Company. If the Company chooses to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute its finished pharmaceutical or other products, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that the Company may use must adhere to GMP required by the FDA. Manufacturing facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval or product and establishment licenses, where applicable, for the products. The Company will also be required to obtain a license from the State of California to manufacture any investigational products, which license will be issued only if the Company is in compliance with GMP regulations, as determined by an inspection conducted by the State of California. If the Company is unable to manufacture its potential products independently or obtain or retain third party manufacturing on commercially acceptable terms, it may not be able to commercialize its products as planned. The Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis. The Company has no experience in the manufacture of pharmaceutical products or medical devices in clinical quantities or for commercial purposes. Should the Company determine to manufacture products itself, the Company would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products and would require substantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any products successfully and in a cost effective manner.

COMPETITION AND TECHNOLOGICAL CHANGE

     There are many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized biotechnology companies, engaged in developing synthetic pharmaceuticals and biotechnological products for certain of the applications being pursued by the Company. Additionally, increasing numbers of companies are focusing on apoptosis modulation as a promising area for research and development. Many of these companies have substantially greater capital, research and development, manufacturing, marketing and human resources and experience than the Company and represent substantial long-term competition for the Company. Such companies may succeed in developing products that are more effective, or less costly or more successful than any that may be developed by the Company. The industry in which the Company proposes to compete is characterized by extensive research efforts and rapid technological progress. New developments are expected to continue and there can be no assurance that discoveries by others will not render the Company's programs or potential products noncompetitive. Competition may increase further as a result of advances that may be made in the commercial applicability of technologies and greater availability of capital for investment in these fields.

RISK OF PRODUCT LIABILITY

     Clinical trials or marketing of any of the Company's potential pharmaceutical and other products may expose the Company to liability claims related to the use of such products. To date, the Company has entered into only a limited Phase I clinical trial of its Lexirin drug candidate; none of the Company's other potential products have entered clinical trials or been marketed (other than marketing undertaken by the Company in connection with its SLDI product). Accordingly, the Company currently does not carry product liability insurance. The Company presently is seeking product liability insurance. However, there can be no assurance that the Company will be able or will choose to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products developed by the Company. Furthermore, a product liability related claim or recall could have a material adverse effect on the business or financial condition of the Company.

HAZARDOUS AND RADIOACTIVE MATERIALS; ENVIRONMENTAL MATTERS

     The Company's research and development processes involve the controlled use of hazardous and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling, use and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for storing, using, handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near-term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

UNCERTAINTY OF PHARMACEUTICAL PRICING; HEALTHCARE REFORM AND RELATED MATTERS

     The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and there may continue to be, federal and state proposals to implement similar government control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be adversely affected. In addition, in both the United States and elsewhere, sales of prescription medical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

POSSIBLE VOLATILITY OF STOCK PRICE

     The price of the Company's Common Stock has fluctuated substantially since its initial public offering ("IPO") and D. Blech & Company, the Company's IPO underwriter, is no longer conducting significant operations. The market price of the shares of the Company's Common Stock, like that of the common stock of many other biotechnology companies, is likely to continue to be highly volatile. Additionally, the Company's Common Stock has historically not been heavily traded, which could increase the volatility of the price of such stock. Factors such as the timing and results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of pharmaceutical products of the Company or its competitors, announcements of technological innovations or new therapeutic products by the Company or its competitors, governmental regulation, healthcare legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, and market conditions for life science stocks in general could have a significant impact on the future price of the Common Stock.

OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS

     As of January 1, 1997, the Company had outstanding options, warrants and other rights to purchase approximately 2,533,961 shares of Common Stock. To the extent that the aforementioned options, warrants or rights are exercised, the interests of the Company's stockholders would be diluted. Moreover, as long as such options, warrants or rights are outstanding, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options, warrants or rights can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options, warrants or rights.

ABSENCE OF DIVIDENDS

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

     As of January 1, 1997, the Company's management and existing holders of 5% or more of the Company's Common Stock beneficially owned, in the aggregate, approximately 24% of the outstanding Common Stock of the Company. As a result, such persons may have the ability to significantly influence the Company and direct its affairs and business. The Company's charter provides for 45,000,000 authorized shares of Common Stock and 5,000,000 authorized shares of Preferred Stock. As of January 1, 1997, there were 21,780,175 shares of Common Stock and no shares of Preferred Stock outstanding. The rights, preferences, qualifications, limitations and restrictions of the Preferred Stock may be fixed by the Board of Directors without any further vote or action by the stockholders. Issuance of these shares, or shares of the Company's authorized but unissued Common Stock, could have the effect of delaying, deferring or preventing a change of control of the Company, or diluting the Common Stock.

LITIGATION

     The Company and/or certain of its past and present directors and officers are named as defendants in three lawsuits, Katz vs. Blech, 95 Civ. 7215 (S.D.N.Y.) ("Katz"), In re Blech Securities Litigation, 94 Civ.

7696 (S.D.N.Y.) ("Blech"), and Degulis vs. LXR Biotechnology Inc., et al., 95 Civ. 4204 (S.D.N.Y.) ("Degulis"), all pending in the Southern District of New York. All three cases are brought on behalf of classes of persons purchasing common shares of the Company prior to September 21, 1994, and assert claims arising out of the Company's IPO and subsequent trading of those shares.

     The suits allege violations of Sections 11 and 12 of the Securities Act of 1933 and Sections 10(b) and 20 of the Exchange Act of 1934, including misrepresentations and omissions in connection with the IPO and manipulation of share prices. The suits also allege common law claims for fraud and deceit and seek punitive damages. The complaints allege that defendants, including the Company and the defendant directors and officers, failed to disclose in securities filings connected with the IPO the leveraged financial condition of the Company's underwriter, D. Blech & Co., and its principal, David Blech. The suits further allege that defendants failed to disclose that D. Blech & Co. would act as principal market maker for the Company's shares following the IPO, and that D. Blech & Co.'s extended financial commitments would effect its ability to maintain a market for the Company's shares. The suits also allege that defendants assisted or acquiesced in a post-offering scheme to manipulate the market for the Company's shares and artificially inflate share prices.

     Under the Company's bylaws, individual agreements, and state law, the Company's current and former directors and officers may have certain rights to indemnification and defense costs in the event they are named in litigation. Four individual defendants in Katz and/or Degulis have submitted claims for indemnity and advancement of defense costs, and the Company has agreed to advance defense costs and indemnify those individuals to the extent permitted by law. A demand for indemnification by Mark Germain, the former chairman of the Company and a Managing Director of D. Blech & Co., remains under consideration by the Company. A demand by the independent underwriter for contractual indemnity has been denied; such denial is subject to contest by the underwriter. The Company and the underwriter have entered into a tolling agreement whereby the Company agreed that the running of any statute of limitations applicable to claims of the underwriter against the Company would be tolled until the earlier of June 30, 1997 and the termination of the tolling agreement.

     The Company's primary level directors and officers liability insurance carrier has tentatively agreed to provide coverage for reasonable attorneys fees in the defense of the four current and former directors and/or officers referenced above, but the carrier has refused to provide indemnity or defense costs for the Company or for Mark Germain. The Company and the carrier have entered into an allocation agreement whereby 83% of the defense costs related to the Katz and Degulis actions will be borne by the carrier, with the remaining 17% to be borne by the Company. The carrier is not obligated to make any payments until a $250,000 deductible (applicable to all covered claims, in the aggregate) under the policy is exhausted. The extent to which costs of defending the litigation will ultimately be covered by insurance is not yet known. The extent to which insurance would cover any settlement or judgment has not been determined and may not be determined until the litigation is completed.

     On June 6, 1996, the court decided motions to dismiss previously filed by the Company and other parties in all three cases. The motions to dismiss Degulis and Katz were denied. The motion to dismiss In re Blech was granted as to the Company. On July 26, 1996, plaintiffs filed an amended complaint in In re Blech, which did not name the Company as a defendant. Of the remaining defendants in In re Blech, only Mark Germain has made a demand for indemnity against the Company.

     The Company denies any wrongdoing and is defending the above cases vigorously. While it is possible that the litigation may have a material adverse effect on the Company, the early stage of the litigation, uncertainty as to whether any material judgment or settlement will result, and the possibility that some portion of any settlement or judgment may be covered by insurance, make it impossible to predict at this time whether the litigation will have a material adverse financial impact on the Company. An adverse judgment or settlement could have a material adverse effect on the Company.

                              SELLING STOCKHOLDERS

     Certain Selling Stockholders named in the table below, or their transferors, acquired an aggregate of 5,735,735 shares of Common Stock and 458,858 shares of Common Stock subject to certain Warrants offered hereby pursuant to Subscription Agreements dated as of December 11, 12 or 31, 1996 (the "Subscription Agreements"), a Sales Agency Agreement dated December 11, 1996 ("Sales Agency Agreement") and Investment Representation Letters dated December 11, 12, and 31, 1996 (the "Investment Representation Letters"). The warrants are exercisable immediately for $2.20 per share and expire in December 2001.

     Certain other Selling Stockholders offering an aggregate of 300,000 shares of Common Stock hereby, have acquired or will acquire their Common Stock at various times pursuant to a certain Patent and Technology Transfer and Stock Purchase Agreement dated August 8, 1996 (the "Stock Purchase Agreement"). Certain shares have already been issued under the Stock Purchase Agreement and the remainder shall be issued upon the attainment of certain timeline and performance milestones. In addition, another Selling Stockholder holds a certain Warrant to purchase up to 10,037 shares of the Company's Common Stock.

     This Prospectus does not cover the issuance or transfer of the Warrants being offered hereby. Rather it covers dispositions of the shares of Common Stock issuable upon exercise of such Warrants.

     Registration rights agreements entered into between the Company and certain Selling Stockholders dated December 11 and 12, 1996, the Stock Purchase Agreement and certain other agreements (collectively, the "Registration Rights Agreements") require the Company to register with the Commission the resale of all shares now outstanding or issuable pursuant to the Warrants set forth in the table below under the column entitled "Number of Shares Being Offered". Due to
(i) the ability of the Selling Stockholders to determine individually when and whether they will sell any shares of Common Stock under this Prospectus, (ii) the uncertainty as to how many shares will be issued upon exercise of the Warrants, and (iii) the uncertainty as to how many shares will be ultimately issued under the Stock Purchase Agreement, the Company is unable to determine the exact number of shares that will actually be sold pursuant to this Prospectus.

     The following table and accompanying footnotes identify each Selling Stockholder based upon information provided to the Company, set forth as of January 1, 1997, with respect to the Shares beneficially held by or acquirable by, as the case may be, each Selling Stockholder and the shares of Common Stock beneficially owned by the Selling Stockholders which are not covered by this Prospectus. Except as described below, based on information supplied to the Company, no Selling Stockholder has had any position, office or other material relationship with the Company within the past three years.

                              SELLING STOCKHOLDERS

                                   SHARES BENEFICIALLY        NUMBER OF           SHARES BENEFICIALLY
                                 OWNED PRIOR TO OFFERING       SHARES            OWNED AFTER OFFERING
                                 -----------------------        BEING          -------------------------
              NAME                 NUMBER     PERCENT(1)       OFFERED           NUMBER       PERCENT(1)
-------------------------------- ----------   ----------      ---------        ----------     ----------
Alfa Life Insurance Corp........    125,000          *          125,000                --           --
Alfa Mutual Fire Ins............    125,000          *          125,000                --           --
AM Group LLC....................     12,500          *           12,500                --           --
Aries Domestic Fund, LP.........    150,000          *          150,000                --           --
The Aries Trust.................    350,000        1.6%         350,000                --           --
Bruce N. Barron.................     80,000          *           45,000            35,000(22)        *
Adelaide Wisdom Benjamin........     50,000          *           50,000                --           --
Frank Brosens...................    447,000        2.1          200,000           247,000(23)      1.1%
Chana Sasha Foundation..........    112,500          *          112,500                --           --
CTM Financial Corp..............    100,000          *          100,000                --           --
Elizabeth F. Dumas..............     10,000          *           10,000                --           --
Lindsey M. Flower...............      5,000          *            5,000                --           --
Theodore Friedman...............    114,000          *          100,000            14,000            *
Joseph & Anne Gontownik.........     50,000          *           50,000                --           --

                                   SHARES BENEFICIALLY        NUMBER OF           SHARES BENEFICIALLY
                                 OWNED PRIOR TO OFFERING       SHARES            OWNED AFTER OFFERING
                                 -----------------------        BEING          -------------------------
              NAME                 NUMBER     PERCENT(1)       OFFERED           NUMBER       PERCENT(1)
-------------------------------- ----------   ----------      ---------        ----------     ----------
Jerry Heymann...................     50,000          *           50,000                --           --
Barbara Holley Art. V Trust.....     12,500          *           12,500                --           --
Barbara Holley Art. VII Trust...     25,000          *           25,000                --           --
Barbara Wilson Holley Rev.
  Trust.........................     12,500          *           12,500                --           --
John W. Holley Grantor Trust....     50,000          *           50,000                --           --
Eli Jacobson....................     55,000          *           15,000            40,000(24)        *
Amram Kass P.C. Defined Benefit
  Pension Plan..................     37,500          *           37,500                --           --
Bert Loebmann...................     45,000          *           45,000                --           --
Howard P. Milstein..............    200,000          *          200,000                --           --
Succession of Richard B.
  Montgomery Jr.................     20,000          *           20,000                --           --
The Patriot Group...............     50,000          *           50,000                --           --
Pequot Scout Fund, LP...........    200,000          *          200,000                --           --
Edward M. Reardon...............     75,000          *           75,000                --           --
Anne S. Flower Redd.............      5,000          *            5,000                --           --
Jerome Schottenstein 1990 Sub-S
  Trust #1......................     15,000          *           15,000                --           --
Jerome Schottenstein 1990 Sub-S
  Trust #2......................     15,000          *           15,000                --           --
Jerome Schottenstein 1990 Sub-S
  Trust #3......................     15,000          *           15,000                --           --
Jay Schottenstein...............     80,000          *           80,000                --           --
South Ferry #2, LP..............    375,000        1.7%         375,000                --           --
State Capital Partners..........     50,000          *           50,000                --           --
The Alan W. Steinberg LP........    100,000          *          100,000                --           --
Jeffrey Steingarten.............     20,000          *           20,000                --           --
Tactics II LLC..................     65,000          *           50,000            15,000            *
Joseph Telushkin................     27,000          *           10,000            17,000            *
Tinicum Investors...............    100,000          *          100,000                --           --
MFOA -- Trussal & Co............    300,000        1.4          100,000           200,000            *
Aaron Wolfson...................     50,000          *           50,000                --           --
Abraham Wolfson.................     25,000          *           25,000                --           --
Miriam Al Sabah.................    100,000          *          100,000                --           --
Akram Shakhashir................     50,000          *           50,000                --           --
Sami Phillippe Zacca............    100,000          *          100,000                --           --
Abdullah S. Sadi................     50,000          *           50,000                --           --
Aharon Nehmad and Victoria
  Nehmad........................     50,000          *           50,000                --           --
Al Mal Kuwaiti Company K.S.C....    125,000          *          125,000                --           --
Baker Al Sadi...................     50,000          *           50,000                --           --
Adel N. Al-Nouri................     50,000          *           50,000                --           --
Ahmed Sadaca Kaki...............    100,000          *          100,000                --           --
BVH Holdings....................     25,000          *           25,000                --           --
John D. Benjamin................     23,500          *           20,000             3,500            *
Central Yeshiva Beth Joseph.....     50,000          *           50,000                --           --
Chris N. Prince 1994 Trust......     40,000          *           15,000            25,000            *
Davidowitz Foundation...........     25,000          *           25,000                --           --
F & N Associates................      7,500          *            7,500                --           --
Fiducie Des Jardins A/C 906237
  (1-42)........................      5,000          *            5,000                --           --

                                   SHARES BENEFICIALLY        NUMBER OF           SHARES BENEFICIALLY
                                 OWNED PRIOR TO OFFERING       SHARES            OWNED AFTER OFFERING
                                 -----------------------        BEING          -------------------------
              NAME                 NUMBER     PERCENT(1)       OFFERED           NUMBER       PERCENT(1)
-------------------------------- ----------   ----------      ---------        ----------     ----------
Fiducie Des Jardins A/C 900595
  (3-42)........................      5,000          *            5,000                --           --
Fiducie Des Jardins A/C 744766
  (0-59)........................     25,000          *           25,000                --           --
Fiducie Des Jardins A/C 900726
  (7-59)........................     30,000          *           30,000                --           --
Carmen L. & Jack D. Hanlon......     12,500          *           12,500                --           --
Catherine J. Hanlon.............     10,000          *           10,000                --           --
JIBS Equities...................     50,000          *           50,000                --           --
Lewis B. Kaden..................     25,000          *           25,000                --           --
Catherine J. Hanlon Kennedy and
  Kevin C. Kennedy..............      5,000          *            5,000                --           --
Richard A. Lipsey...............     27,500          *           25,000             2,500            *
David Rosenberg.................      7,000          *            7,000                --           --
David Rozen.....................    100,000          *           60,000            40,000            *
Alan S. Rubin...................     50,000          *           50,000                --           --
Savings and Investment Trust....     10,000          *           10,000                --           --
Michael Schmerin................     17,500          *           12,500             5,000            *
Norman Seiden...................     70,000          *           50,000            20,000            *
Stephen M. Simes................     26,000          *           15,000            11,000            *
Nachum Stein....................      7,500          *            7,500                --           --
Gershon Stern...................    100,000          *          100,000                --           --
David L. Stone..................    115,000          *           55,000            60,000            *
Harvey M. Stone.................      5,000          *            5,000                --           --
Richard Stone(2)................    389,822        1.8%         130,615           259,207(21)      1.2%
S. Leslie Misrock IRA...........     13,000          *           13,000                --           --
Biotechnology Investment
  Group(3)(4)...................  1,726,900        7.9          375,000(20)     1,351,900(21)      6.2
The Edward Blech Trust,
  Mordechai Jofen,
  Trustee(3)(4)(5)..............  1,726,900        7.9          375,000(20)     1,351,900(21)      6.2
Collinson Howe Venture
  Partners(3)(4)................  1,726,900        7.9          375,000(20)     1,351,900(21)      6.2
Jeffrey J. Collinson(3)(4)......  1,726,900        7.9          375,000(20)     1,351,900(21)      6.2
Citicorp; Citibank,
  N.A.(3)(6)....................  1,726,900        7.9          375,000(20)     1,351,900(21)      6.2
Judy W. Soley...................     12,500          *           12,500                --           --
David Rosenberg.................     18,000          *           18,000                --           --
Hasenfeld Stein, Inc. Pension
  Trust.........................      7,500          *            7,500                --           --
Jonah Jay Lobell................     20,850          *           20,850                --           --
Alfons Melohn...................     50,000          *           50,000                --           --
Joseph & Eva Hurwitz Charitable
  Trust U/A Dated 9/3/92........     25,000          *           25,000                --           --
Marc L. Hurwitz Trust U/A Dated
  9/3/92........................     50,000          *           50,000                --           --
Ratcliffe Investment(7).........     59,695          *           59,695                --           --
Flor Kent(8)....................     20,000          *           20,000                --           --
David Kent(9)...................     47,595          *           37,695             9,900            *
Nathan Low(10)..................  1,158,073        5.3          479,695           678,378(21)      3.1
Alan Swerdloff(11)..............     11,197          *           11,197                --           --
Preston Tsao(12)................    415,550        1.9          158,282           257,268(21)      1.2

                                   SHARES BENEFICIALLY        NUMBER OF           SHARES BENEFICIALLY
                                 OWNED PRIOR TO OFFERING       SHARES            OWNED AFTER OFFERING
                                 -----------------------        BEING          -------------------------
              NAME                 NUMBER     PERCENT(1)       OFFERED           NUMBER       PERCENT(1)
-------------------------------- ----------   ----------      ---------        ----------     ----------
Lawrence Zaslow(13).............     10,312          *           10,312                --           --
Yoav Bitter(14).................     49,454          *           49,454                --           --
Dwight Miller(15)...............     29,462          *           29,462                --           --
Paul Scharfer(16)...............     86,442          *           16,836            69,606            *
D. Blech & Co. (17).............    305,884        1.4           10,037           295,847(21)      1.3%
Geoffrey and Lynette Collins
  Family Trust(18)..............    150,000          *          150,000                --           --
Winston N. Wicomb and Jeanne H.
  Wicomb(19)....................    150,000          *          150,000                --           --
Totals:......................... 10,161,736       44.0%       6,504,630         3,657,106         16.3%

---------------
* Less than 1%

 (1) Percentage figures are based upon 21,780,175 shares of Common Stock outstanding as of January 1, 1997.

 (2) Represents 209,904 shares of Common Stock and warrants for 179,918 shares of Common Stock that are immediately exercisable transferred from Sunrise.

 (3) Includes warrant for 20,000 shares of Common Stock that is immediately exercisable. Biotechnology Investment Group, L.L.C. ("BIO") is a limited liability company which invests in and otherwise deals with securities of biotechnology and other companies. The members of BIO are (a) Collinson Howe Venture Partners, Inc. ("CHVP"), a venture capital investment management firm of which Jeffrey J. Collinson ("Collinson") is President, sole director and majority stockholder; (b) The Edward Blech Trust ("EBT"), a trust for the benefit of the minor child of David A. Blech; and (c) Wilmington Trust Company ("WTC"), as voting trustee under a voting trust agreement (the "Voting Trust Agreement") among WTC, BIO and BIO Holdings L.L.C. ("Holdings"). The managing member of BIO is CHVP. Each of Citibank, N.A. ("Citibank") and Holdings has the right, pursuant to the Voting Trust Agreement, to direct the actions of WTC as a member of BIO. WTC, as the member holding a majority interest in Holdings, has the right to direct the actions of Holdings under the Voting Trust Agreement. Citibank, pursuant to a separate voting trust agreement among WTC, David A. Blech and Holdings, has the right to direct the actions of WTC as a member of Holdings with respect to the rights of Holdings under the Voting Trust Agreement. The address of WTC is 1100 N. Market Street, Rodney Square North, Wilmington, DE 19890, Attention: Corporate Trust Administration.

 (4) By virtue of their status as members of BIO, each of CHVP and EBT may be deemed the beneficial owner of all shares held of record by BIO, over which they have shared voting and investment power; (a) by virtue of his status as the majority owner and controlling person of CHVP. Collinson may also be deemed the beneficial owner of all shares held of record by BIO, over which he has shared voting and investment power; and (b) BIO, CHVP, EBT and Collinson each disclaims beneficial ownership of these shares except to the extent, if any, of their actual pecuniary interest therein.

 (5) According to the Schedule 13D filed with the SEC on February 6, 1995 by BIO, EBT, Collinson and another party, (a) EBT is a trust created under the laws of New York, the lifetime beneficiary of which is Edward D. Blech, a minor, and (b) the sole trustee of EBT is Mordechai Jofen, whose address is the same as EBT's. According to Amendment No. 6 to Schedule 13D dated February 3, 1995 filed with the SEC by David A. Blech, EBT is an irrevocable trust for the benefit of Mr. Blech's minor son, and Mr. Blech disclaims beneficial ownership of the shares held by EBT. Does not include shares held by the following trusts for the benefit of Mr. Blech or members of his family; 293,333 shares of Common Stock owned by Frontier Charitable Remainder Unitrust (Nicholas Madonia, trustee), 62,222 shares of Common Stock owned by Celestial Charitable Remainder Unitrust (Nicholas Madonia, trustee), 176,556 shares of Common Stock owned by Century Charitable Remainder Unitrust (Nicholas Madonia, trustee), 4,444 shares of Common Stock owned by Ocean Charitable Remainder Unitrust (Nicholas Madonia, trustee), 23,333 shares of Common Stock owned by Island Charitable Remainder

Unitrust (Nicholas Madonia, trustee), 44,444 shares of Common Stock owned by The Blech Family Trust (Nicholas Madonia, trustee), or a warrant to purchase 20,000 shares of Common Stock held by The Blech Family Trust (Nicholas Madonia, trustee). Mr. Blech disclaims beneficial ownership of the foregoing shares. Also does not include a warrant for approximately [295,847] shares of Common Stock (subject to adjustment) originally issued in the name of D. Blech & Company, Inc. that is immediately exercisable. D. Blech & Company, Inc. was the underwriter for the Company's initial public offering and is wholly-owned and controlled by Mr. Blech. Mr. Blech previously held more than 5% of the stock of the Company.

 (6) Based on the Schedule 13G filed with the SEC on April 18, 1995 by Citibank, Citicorp N.A., Citibank is a pledgee of these shares with limited voting and dispositive power pursuant to certain voting trust agreements. See footnote (3) above. Citibank disclaims beneficial ownership of these securities. Also includes a warrant for 20,000 shares of Common Stock held by BIO that is immediately exercisable.

 (7) Represents 30,348 shares of Common Stock and a warrant for 29,347 shares of Common Stock that is immediately exercisable.

 (8) Represents 10,000 shares of Common Stock and a warrant for 10,000 shares of Common Stock that is immediately exercisable.

 (9) Represents 28,247 shares of Common Stock and a warrant for 19,348 shares of Common Stock that is immediately exercisable.

(10) Represents 946,510 shares of Common Stock and a warrant for 211,563 shares of Common Stock that is immediately exercisable transferred from Sunrise.

(11) Represents warrant that is immediately exercisable transferred from Sunrise.

(12) Represents 225,019 shares of Common Stock and warrants for 190,531 shares of Common Stock that are immediately exercisable transferred from Sunrise.

(13) Represents 5,326 shares of Common Stock and a warrant for 4,986 shares of Common Stock that is immediately exercisable transferred from Sunrise.

(14) Represents 25,543 shares of Common Stock and a warrant for 23,911 shares of Common Stock that is immediately exercisable transferred from Sunrise.

(15) Represents 15,217 shares of Common Stock and a warrant for 14,245 shares of Common Stock that is immediately exercisable transferred from Sunrise.

(16) Represents 19,211 shares of Common Stock and a warrant for 67,231 shares of Common Stock that is immediately exercisable transferred from Sunrise.

(17) Represents a warrant that is fully exercisable. Such warrant has been pledged. Includes 295,847 shares subject to warrants previously registered under the Prior Registration Statement.

(18) Represents 37,500 shares of Common Stock and an option to purchase 112,500 shares of Common Stock pursuant to the Stock Purchase Agreement with the Company.

(19) Represents 37,500 shares of Common Stock and an option to purchase 112,500 shares of Common Stock pursuant to the Stock Purchase Agreement with the Company.

(20) All of the shares offered for sale are subject to the Sunrise Lock-Up.

(21) All of these shares were previously registered under the Prior Registration Statement.

(22) Includes 30,000 shares previously registered under the Prior Registration Statement.

(23) Includes 150,000 shares previously registered under the Prior Registration Statement.

(24) Includes 30,000 shares previously registered under the Prior Registration Statement.

                              PLAN OF DISTRIBUTION

     The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Registration Rights Agreements. To the Company's knowledge, as of the date hereof, no Selling Stockholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

     The Selling Stockholders' Shares covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the American Stock Exchange or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Selling Stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by the Selling Stockholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated.

     In offering the Shares, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     The Selling Stockholders have advised the Company that, during such time as they may be engaged in a distribution of the Shares included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, the Selling Stockholders have agreed to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, not to engage in any stabilization activity in connection with any securities of the Company, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Stockholders have also agreed to inform the Company and broker-dealers through which sales may be made hereunder when the distribution of the shares is completed.

     Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate as to each Selling Stockholder on the earlier of (a) the date on which such Selling Stockholder's shares may be resold pursuant to Rule 144 under the Securities Act; or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders. There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

                                MATERIAL CHANGES

     Since the quarter ended September 30, 1996, the Company has experienced the following material changes in its affairs:

     In December 1996, the Company completed a private placement for 5,201,350 shares of Common Stock aggregating $10,402,700 in total gross proceeds. The price was $2.00 per share of Common Stock. In connection with the private placement, the Company issued 534,385 additional shares for services rendered by the private placement agents and issued warrants for an additional 458,858 shares, exercisable for $2.20 per share. The securities sold in the private placement are among those being registered for resale pursuant to the Form S-3 registration statement of which this Prospectus forms a part. See "Risk
Factors -- Shares Eligible for Future Sale."

     The Company has recently entered into a collaboration with Boehringer Mannheim ("Boehringer") to jointly evaluate the development of Maspin, a naturally occurring protein, for the treatment of breast and prostate cancer. The agreement provides for Boehringer to purchase 37,500 shares of the Company's common stock at a price of $4.00 per share (for a total of $150,000), and to fund up to $250,000 of animal toxicity and efficacy studies related to Maspin. The shares to be issued to Boehringer are not included in the Company's outstanding capitalization amounts. If the results of such studies are successful, it is contemplated that Boehringer would purchase additional shares of the Company's Common Stock and provide research and development funding to the Company. Boehringer would be provided the right to acquire an exclusive worldwide license to Maspin for therapeutic and perhaps other uses in exchange for milestone and royalty payments to the Company. There can be no assurance that the results of the testing undertaken pursuant to the agreement will be successful or that the parties will enter into any additional agreements. For risks related to third party collaborations see "Risk Factors -- Early Stage of Development; Regulatory and Technology Uncertainties" and "-- Dependence on Others; Collaborations."

     In November 1996, the Company received a notice from the FDA that its 510(k) application for use of Cardiosol as a heart preservation solution was denied due to the fact that the Company's formulation was considered materially different from the formulation used in the original clinical trials of the solution conducted prior to the Company's acquisition of Cardiosol. The Company intends to submit a revised application for an IDE to initiate clinical studies with the revised formulation by the end of the first quarter of 1997. The Company is also currently preparing an IND to conduct clinical studies of Cardiosol for use as a cardioplegia solution. There can be no assurance as to whether or when the FDA will approve the Company's application for Cardiosol.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

                                    EXPERTS

     The consolidated financial statements of LXR Biotechnology Inc. as of December 31, 1995 and for each of years in the three year period ended December 31, 1995 and for the period from April 20, 1992 (date of incorporation) through December 31, 1995 appearing in LXR Biotechnology Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1995 have been incorporated herein by reference and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified accountants, and given upon the authority of such firm as experts in accounting and auditing.

         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware Law. The Delaware Law does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Bylaws of the Company provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted by the Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The Bylaws also provide that the Company will advance expenses to directors and executive officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The Company has entered into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Delaware Law and the Company's Bylaws, subject to certain exceptions, as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The indemnification provisions in the Company's Bylaws, and the indemnity agreements entered into between the Company and its directors and executive officers, may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                            ------------------------------------

                                            ------------------------------------

                                                   LXR BIOTECHNOLOGY INC.

                                                    6,504,630 SHARES OF
                                                        COMMON STOCK

                ----------------------------------------------------------------
                                                         PROSPECTUS

                ----------------------------------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby, all of which will be paid by the Registrant. All amounts are estimates except for the Securities and Exchange Commission registration fee and the American Stock Exchange filing fee.

    Securities and Exchange Commission registration fee.......................  $  5,125
    American Stock Exchange filing fee........................................    17,500
    Accounting fees and expenses..............................................    50,000
    Legal fees and expenses...................................................    50,000
    Miscellaneous.............................................................     7,375
                                                                                --------
              Total...........................................................  $130,000
                                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware Law. The Delaware Law does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Bylaws of the Registrant provide that the Registrant shall indemnify its directors and executive officers to the fullest extent permitted by the Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The Bylaws also provide that the Registrant will advance to directors and executive officers expenses incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Delaware Law and the Company's Bylaws, subject to certain exceptions, as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that the Registrant will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The indemnification provisions in the Registrant's Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Section 8 of the Underwriting Agreement filed as Exhibit 1.01 of the Registrant's Form S-1 declared effective May 6, 1994 (Registration No. 33-72814 (the "Form S-1"), sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities under the Securities Act.

     Reference also is made to the following documents incorporated by reference herewith regarding relevant indemnification provisions: Registrant's Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.01, as amended by Exhibit 3.03 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996), Registrant's Bylaws, as amended to date (incorporated herein by reference to Exhibit 3.02 to the Form S-1, the Registrant's Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.05 to the Form S-1), the Investors Rights Agreement between the Registrant and various investors dated February 19, 1993 (incorporated herein by reference to Exhibit 10.10 to the Form S-1), the Warrant Agreement between the Registrant and D. Blech & Company, Incorporated (incorporated herein by reference to Exhibit 10.22 to the Form S-1), the Sales Agency Agreement dated December 31, 1995 between the Registrant and Sunrise Securities Corp. (incorporated herein by reference to Exhibit 1.02 to the Company's Current Report on Form 8-K dated January 9, 1996 (the "Form 8-K")), the Registration Rights Agreement between the Registrant and various investors dated January 9, 1996 (incorporated herein by reference to Exhibit 4.03 to the Form 8-K), the Registration Rights Agreement between the Registrant and Biotechnology Investment Group L.L.C. (incorporated herein by reference to Exhibit 10.28 to the Company's Form 10-KSB for the year ended December 31, 1995), the Registration Rights Agreements between the Registrant and various investors dated December 11 and 12, 1996 and the Sales Agency Agreement between the Registrant and Sunrise Securities Corp. dated December 11, 1996.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                                          EXHIBIT TITLE
------       -----------------------------------------------------------------------------------
 4.01   --   Specimen Certificate for shares of Common Stock of the Registrant (incorporated herein by reference to Exhibit 4.01 to the Form S-1).
 4.02   --   The Registrant's Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.01 to the Registrant's Quarterly Report on Form 10-QSB for
             the quarter ended June 30, 1996 (the "June 1996 Form 10-QSB")).
 4.03   --   The Registrant's Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.03 to the June 1996 Form 10-QSB).
 4.04   --   The Registrant's Bylaws, as amended to date (incorporated herein by reference to
             Exhibit 3.02 to the Form S-1).
 5.01   --   Opinion of Fenwick & West regarding the legality of the securities being issued.
23.01   --   Consent of Fenwick & West (included in Exhibit 5.01).
23.02   --   Consent of KPMG Peat Marwick LLP, Independent Auditors.
24.01   --   Power of Attorney (see page II-4).

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) to include any additional or changed material information with respect to the plan of distribution; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California, on January 17, 1997.

                                          LXR BIOTECHNOLOGY INC.

                                          By:        /s/ L. DAVID TOMEI
                                                       L. David Tomei
                                                  Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints L. David Tomei and Mark J. Tomei, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                        DATE
----------------------------------------   ----------------------------------   -----------------

     PRINCIPAL EXECUTIVE OFFICERS:

           /s/ L. DAVID TOMEI              Chief Executive Officer and          January 17, 1997
----------------------------------------   Director
             L. David Tomei

          /s/ DONALD H. PICKER             President, Chief Operating Officer   January 17, 1997
----------------------------------------   and Director
            Donald H. Picker

      PRINCIPAL FINANCIAL OFFICER
   AND PRINCIPAL ACCOUNTING OFFICER:

           /s/ MARK J. TOMEI               Chief Financial Officer, Secretary   January 17, 1997
----------------------------------------   and Director
             Mark J. Tomei

         ADDITIONAL DIRECTORS:

                                           Director                             January   , 1997
----------------------------------------
          Jack H. Watson, Jr.

          /s/ EUGENE EIDENBERG             Director                             January 17, 1997
----------------------------------------
            Eugene Eidenberg

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                      EXHIBIT TITLE                                 PAGE NO.
------       ---------------------------------------------------------------------------  --------
  4.01  --   Specimen Certificate for shares of Common Stock of the Registrant
             (incorporated herein by reference to Exhibit 4.01 to the Form S-1).
  4.02  --   The Registrant's Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.01 to the Registrant's Quarterly Report on Form
             10-QSB for the quarter ended June 30, 1996 (the "June 1996 Form 10-QSB")).
  4.03  --   The Registrant's Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.03 to the June 1996 Form 10-QSB).
  4.04  --   The Registrant's Bylaws, as amended to date (incorporated herein by reference to Exhibit 3.02 to the Form S-1).
  5.01  --   Opinion of Fenwick & West regarding the legality of the securities being issued.
 23.01  --   Consent of Fenwick & West (included in Exhibit 5.01).
 23.02  --   Consent of KPMG Peat Marwick LLP, Independent Auditors.
 24.01  --   Power of Attorney (see page II-4).